Exhibit 5.1

Letterhead of
Ellenoff Grossman & Schole LLP
370 Lexington Avenue, 19th Floor
New York, New York 10017

Dated as of July 6, 2006

Clayton, Dunning Group Inc.
2901 South Bayshore Drive 1E
Miami, Florida 33133
Attn: The Board of Directors

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form SB-2 (File No. 333-128878), as amended (the "Registration Statement") filed by Clayton, Dunning Group, Inc. (the “Company”), a Nevada corporation, under the Securities Act of 1933, as amended (the "Act"), providing for the registration of the re-sale of an aggregate of 76,500,000 shares of Common Stock (collectively, sometimes referred to as the “Securities”) of the Company by the selling stockholder named therein.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

We have further assumed that, at and prior to the effective date of the Registration Statement, (a) the resolutions adopted by the Board relating to the issuance of Securities prior to the date hereof have not have been amended, modified or rescinded in any way that is relevant to the matters addressed in this opinion, and (b) there has not occurred any change in law or regulation adversely affecting the power of the Company to offer and sell the Securities or the validity of the Securities.

Based upon the foregoing, we are of the opinion that Based on the foregoing and in reliance thereon, we are of the opinion that the Securities being sold pursuant to the Registration Statement by the selling stockholder are duly authorized legally and validly issued, fully paid and non-assessable.

We are opining solely on all applicable statutory provisions of the laws of the United States and the state of New York, including the rules and regulations underlying those provisions and applicable judicial and regulatory determinations. For purposes of this opinion we have assumed that the provisions of Nevada law are the same as New York law and do not render any opinion with respect to the laws of the state of Nevada.

July 6, 2006
Page Two

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder. This opinion is given as of the effective date of the Registration Statement, and we are under no duty to update the opinions contained herein.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP
Ellenoff Grossman & Schole LLP